CREDIT AGREEMENT

DATED AS OF OCTOBER 17, 2006

AMONG

GEHL COMPANY AND THE SUBSIDIARY BORROWERS PARTIES HERETO,

THE GUARANTORS FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

BANK OF MONTREAL
as Administrative Agent

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EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Revolving Note
EXHIBIT D-2	—	Swing Note
EXHIBIT E	—	Compliance Certificate
EXHIBIT F	—	Additional Guarantor Supplement
EXHIBIT G	—	Assignment and Acceptance
SCHEDULE 1	—	Commitments
SCHEDULE 1.2	—	Existing Letters of Credit
SCHEDULE 6.2	—	Subsidiaries

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CREDIT AGREEMENT

        This Credit Agreement is entered into as of October 17, 2006 by and among GEHL COMPANY, a Wisconsin corporation (the “Company”), COMPACT EQUIPMENT ATTACHMENTS INC., a Wisconsin corporation (“Compact”), GEHL POWER PRODUCTS, INC., a South Dakota corporation (“Gehl Power”) and MUSTANG MANUFACTURING COMPANY, INC., a Minnesota corporation (“Mustang” and, together with Compact and Gehl Power, the “Subsidiary Borrowers”; the Company and the Subsidiary Borrowers are sometimes herein referred to as the “Borrowers”), the direct and indirect Subsidiaries of the Company from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and BANK OF MONTREAL, as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

        The Borrowers have requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.     THE CREDIT FACILITIES.

        Section 1.1.       Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make loans (each individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrowers from time to time on a revolving basis in an aggregate outstanding Original Dollar Amount up to the amount of such Lender’s Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate principal amount of Swing Loans and (iii) the aggregate U.S. Dollar Equivalent of all L/C Obligations at any time outstanding shall not exceed theRevolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.5(a) hereof, the applicable Borrower may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans, and the aggregate Original Dollar Amount of all Loans denominated in Alternative Currencies shall not at any time exceed $25,000,000. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

        Section 1.2.       Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of the Borrowers in U.S. Dollars or an Alternative Currency in the U.S. Dollar Equivalent of an aggregate undrawn face amount up to the L/C Sublimit. Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding. The parties hereto hereby acknowledge and agree that each of the letters of credit set forth on Schedule 1.2 hereto shall constitute Letters of Credit for all purposes of this Agreement.

        (b)       Applications. At any time before the Revolving Credit Termination Date, the L/C Issuer shall, at the request of one of the Borrowers (such Borrower requesting a Letter of Credit the “Applicant Borrower” with respect to such Letter of Credit), issue one or more Letters of Credit in a form satisfactory to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the Applicant Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided in Section 1.8 hereof, before the occurrence of an Event of Default, the L/C Issuer will not call for the funding by the Applicant Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Applicant Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Applicant Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum (x) if such Letter of Credit is denominated in U.S. Dollars, equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans and (y) if such Letter of Credit is denominated in an Alternative Currency, equal to the sum of the Applicable Margin for Eurocurrency Loans plus the rate established pursuant to Section 1.9(c)(iii) hereof for Eurocurrency Loans denominated in an Alternative Currency. If the L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended unless the L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, unless the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the expiration date of such Letter of Credit if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, or (iii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Applicant Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.

        (c)       The Reimbursement Obligations. Subject to Section 1.2(b) hereof, the obligation of the Applicant Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made in immediately available funds (i) if such Letter of Credit is issued in U.S. Dollars, by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if the Applicant Borrower has been informed of such drawing by the L/C Issuer on or before 9:00 a.m. (Chicago time) (including the day before such drawing is to be paid) on the date when such drawing is to be paid or, if notice of such drawing is given to the Applicant Borrower after 9:00 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, at the Administrative Agent’s principal office in Chicago, Illinois or such other office as the Administrative Agent may designate in writing to the Applicant Borrower and (ii) if such Letter of Credit is denominated in an Alternative Currency, to such local office as the Administrative Agent has previously specified, by no later than 12:00 Noon (local time) on the date when each drawing is to be paid if the Applicant Borrower has been informed of such drawing by the L/C Issuer on or before 9:00 a.m. (local time) (including the day before such drawing is to be paid) on the date when such drawing is to be paid or, if notice of such drawing is given to the Applicant Borrower after 9:00 a.m. (local time) on the date when such drawing is to be paid, by the end of such day (and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). If the Applicant Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

        (d)       The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon any failure by the Applicant Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Applicant Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time)the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, (x) if such Letter of Credit is denominated in U.S. Dollars, the Federal Funds Rate for each day and (y) if such Letter of Credit is denominated in an Alternative Currency, at the rate established by Section 1.9(c)(iii) hereof for Eurocurrency Loans denominated in such currency and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, (x) if such Letter of Credit is denominated in U.S. Dollars, the Base Rate in effect for each such day and (y) if such Letter of Credit is denominated in an Alternative Currency, the rate established by Section 1.9(c) hereof for Eurocurrency Loans denominated in such currency. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Applicant Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

        (e)       Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

        (f)       Manner of Requesting a Letter of Credit. The Applicant Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Applicant Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

        Section 1.3.       Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurocurrency Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

        “Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1%.

        (b)       Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

        “Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 - Eurocurrency Reserve Percentage

        “Eurocurrency Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

        “LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars or the relevant Alternative Currency in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

        “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency for a period equal to such Interest Period, which appears on the appropriate Telerate Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

        “Telerate Page” means the display page designated on the Telerate Service (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates) for the applicable currency.

        (c)       Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

        Section 1.4.       Minimum Borrowing Amounts; Maximum Eurocurrency Loans. Each Borrowing of Base Rate Loans shall be in an amount equal to $500,000 or such greater amount which is an integral multiple of $100,000. Each Borrowing of Eurocurrency Loans shall be in an amount not less than an Original Dollar Amount of $1,000,000 or such greater amount in units of the relevant currency as would have the Original Dollar Amount most closely approximating $100,000 or an integral multiple thereof. Without the Administrative Agent’s consent, there shall not be more than ten (10) Borrowings of Eurocurrency Loans outstanding hereunder at any one time.

        Section 1.5.       Manner of Borrowing Loans and Designating Applicable Interest Rates. (a) Notice to the Administrative Agent. The applicable Borrower shall give notice to the AdministrativeAgent by no later than 10:00 a.m. (Chicago time): (i) at least four (4) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least 3 Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (ii) on the date such Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the applicable Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4‘s minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the applicable Borrower may continue part or all of such Borrowing as Eurocurrency Loans or, if such Eurocurrency Loan is denominated in U.S. Dollars convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the applicable Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars for an Interest Period or Interest Periods specified by such Borrower. The applicable Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the AdministrativeAgent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the AdministrativeAgent. Notice of the continuation of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurocurrency Loans denominated in U.S. Dollars must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Chicago time) at least four (4) Business Days before the requested continuation. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and the Interest Period applicable thereto. The Borrowers agree that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon. Notwithstanding any other term or provision of this Agreement, at any time when a Default or Event of Default has occurred and is continuing, the Required Lenders may, at their option, by notice to the Company, declare that no Borrowing or portion thereof may be converted into or continued as a Eurocurrency Loan.

        (b)       Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from any Borrower received pursuant to Section 1.5(a) above and, if such notice requests the Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the applicable Borrower and each Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the applicable Borrower and each Lender of the Original Dollar Amount thereof.

        (c)       Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the applicable Borrower has notified the Administrative Agent within the period required by Section 1.5(a) that such Borrower intends to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurocurrency Loans or such Borrowing is prepaid in accordance with Section 1.8(a). If the applicable Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 1.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurocurrency Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the applicable Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Administrative Agent within the period required by Section 1.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month. In the event the applicable Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation denominated in U.S. Dollars and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, such Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

        (d)       Disbursement of Loans. Not later than 12:00 Noon (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois, except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Section 7 hereof, make available its Loan comprising part of such Borrowing at such office as the Administrative Agent has previously specified in a notice to each Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the applicable Borrower for same day value on the date of the Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the applicable Borrower at the Administrative Agent’s principal office in Chicago, Illinois, by depositing such proceeds to the credit of such Borrower’s operating account maintained with the Administrative Agent or as such Borrower and the Administrative Agent may otherwise agree, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such office as the Administrative Agent has previously agreed to with the applicable Borrower, in each case in the type of funds received by the Administrative Agent from the Lenders.

        (e)       Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 12:00 Noon (Chicago time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to such Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, at a rate per annum equal to the Federal Funds Rate or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as determined by the Administrative Agent and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or in the case of a Loan denominated in an Alternative Currency, the rate established by Section 1.9(c) for Eurocurrency Loans denominated in such currency. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 1.11 hereof so that the applicable Borrower will have no liability under such Section with respect to such payment.

        Section 1.6.       Interest Periods. As provided in Section 1.5(a) and 1.14 hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurocurrency Loans or Swing Loans, the applicable Borrower shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), (b) in the case of a Eurocurrency Loan, 1, 2, 3, 6 or, if available to all Lenders, 12 months thereafter, and (c) in the case of a Swing Loan, on the date 1 to 7 days thereafter as mutually agreed to by the applicable Borrower and the Administrative Agent; provided, however, that:

(i) any Interest Period for a Borrowing of Revolving Loans or Swing Loans consisting of Base Rate Loans that otherwise would end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(ii) no Interest Period with respect to any portion of the Revolving Loans or Swing Loans shall extend beyond the Revolving Credit Termination Date;

(iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iv) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

        Section 1.7.       Maturity of Loans. Each Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the applicable Borrower on the Revolving Credit Termination Date.

        Section 1.8.       Prepayments. (a) Optional. The Borrowers may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000, (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 and (iv) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.4 and 1.14 hereof remains outstanding) any Borrowing of (x) Eurocurrency Loans denominated in U.S. Dollars at any time upon 3 Business Days prior notice by the applicable Borrower to the Administrative Agent, (y) Eurocurrency Loans denominated in an Alternative Currency at any time upon 4 Business Days prior notice by the applicable Borrower to the Administrative Agent, or (z) Base Rate Loans, notice delivered by the applicable Borrower to the Administrative Agent no later than 10:00 a.m. (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurocurrency Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.11 hereof.

        (b)       Mandatory. (i) If the Company or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then the Company shall promptly notify the Administrative Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Company or such Subsidiary in respect thereof) and, promptly upon receipt by the Company or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, the Company shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of the Company not exceeding $5,000,000 in the aggregate so long as no Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if the Company states in its notice of such event that the Company or the relevant Subsidiary intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then the Company shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 180-day period. Promptly after the end of such 180-day period, the Company shall notify the Administrative Agent whether the Company or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Company shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to repay the Loans and then to cash collateralize the Letters of Credit.

        (ii)        If after the Closing Date the Company or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise) at any time when any Event of Default has occurred and is continuing, other than equity securities issued in connection with the exercise of employee stock options and capital stock issued to the seller of an Acquired Business in connection with an Acquisition permitted hereby, the Company shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Company or such Subsidiary in respect thereof. Promptly upon receipt by the Company or such Subsidiary of Net Cash Proceeds of such issuance, the Company shall prepay the Obligations in an aggregate amount equal to 50% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to repay the Loans and then to cash collateralize the Letters of Credit. The Company acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

        (iii)        If after the Closing Date the Company or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(f) hereof, at any time when any Event of Default has occurred and is continuing, the Company shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance to be received by or for the account of the Company or such Subsidiary in respect thereof. Promptly upon receipt by the Company or such Subsidiary of Net Cash Proceeds of such issuance, the Company shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to repay the Loans and then to cash collateralize the Letters of Credit. The Company acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

        (iv)        The Company shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 1.12 hereof, prepay the Revolving Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced.

        (v)        Unless the Company otherwise directs, prepayments made under this Section 1.8(b) in U.S. Dollars shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans denominated in U.S. Dollars in the order in which their Interest Periods expire and prepayments made in Alternative Currencies under this Section 1.8(b) shall be applied to Borrowings in such Alternative Currency in the order in which their Interest Periods expire. Each prepayment of Loans under this Section  1.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Eurocurrency Loans or Swing Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 1.11 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof.

        (c)        Any amount of Revolving Loans and Swing Loanspaid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

        Section 1.9.       Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:

(a) for any Base Rate Loan or any Swing Loan bearing interest based on the Base Rate, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;

(b) for any Eurocurrency Loan denominated in U.S. Dollars, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

(c) for any Eurocurrency Loan denominated in an Alternative Currency, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (i) the Applicable Margin for Eurocurrency Loans plus (ii) two percent (2%) plus (iii) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period); and

(d) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(e) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit;

provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Company. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

        Section 1.10.       Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

        (b)        The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

        (c)        The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

        (d)        Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), orD-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of such Lender’s Revolving Credit Commitment and, in the case of the Swing Line Lender, the Swing Line Sublimit. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

        Section 1.11.       Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurocurrency Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by a Borrower to borrow or continue a Eurocurrency Loan or Swing Loan, or to convert a Base Rate Loan into a Eurocurrency Loan or Swing Loan on the date specified in a notice given pursuant to Section 1.5(a) or 1.14 hereof,

(c) any failure by a Borrower to make any payment of principal on any Eurocurrency Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurocurrency Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

        Section 1.12.       Commitment Terminations. The Company shall have the right at any time and from time to time, upon 5 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $10,000,000 and in integral multiples of $1,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages, provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of Revolving Loans and Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations then outstanding. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to an amount equal to the reduced aggregate amount of the Revolving Credit Commitments. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments.

        (b)        Any termination of the Commitments pursuant to this Section 1.12 may not be reinstated.

        Section 1.13.       Substitution of Lenders. In the event (a) any Borrower receives a claim from any Lender for compensation under Section 10.3 or 13.1 hereof, (b) any Borrower receives notice from any Lender of any illegality pursuant to Section 10.1 hereof, (c) any Lender is in default in any material respect with respect to its obligations under the Loan Documents, or (d) a Lender fails to consent to an amendment or waiver requested under Section 13.13 hereof at a time when the Required Lenders have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), or (d) above being hereinafter referred to as an “Affected Lender”), the Company may, in addition to any other rights the Company may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a commercial bank or other financial institution specified by the Company, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Company shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrowers shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 1.11 hereof as if the Loans owing to it were prepaid rather than assigned) other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 13.12 hereof (provided any assignment fees and reimbursable expenses due thereunder shall be paid to the Administrative Agent or Lender, as the case may be, by the Company unless otherwise agreed among the parties).

        Section 1.14.       Swing Loans. (a)  Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Lender agrees to make loans in U.S. Dollars to the Borrowers under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. The Swing Loans may be availed of the Borrowers from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.

        (b)       Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

        (c)       Requests for Swing Loans. The applicable Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Chicago time) on the date upon which such Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to such Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to such Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). Each such Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the applicable Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by such Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans under the Revolving Credit to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available by the Swing Line Lender to the applicable Borrower on the date so requested at the offices of the Administrative Agent in Chicago, Illinois, by depositing such proceeds to the credit of such Borrower’s operating account maintained with the Administrative Agent or as such Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

        (d)       Refunding Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrowers (each of which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the applicable Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the applicable Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Swing Line Lender, in immediately available funds, at the Administrative Agent’s principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

        (e)       Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent at the direction of the Swing Line Lender pursuant to Section 1.14(d) above (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the applicable Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the applicable Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

        Section 1.15.       Increase in Revolving Credit Commitments. (a) The Company may, upon at least 10 Business Days’ notice to the Administrative Agent (of which notice the Administrative Agent shall promptly provide a copy to the Lenders), and provided that the Company has not previously terminated all or any portion of the Revolving Credit Commitments pursuant to Section 1.12 hereof, propose to increase the aggregate amount of the Revolving Credit Commitments by not less than $10,000,000 and to an amount not to exceed $175,000,000 (the amount of any such increase, the “Commitment Increase”). The Company may not make more than three requests for Commitment Increases during the term of this Agreement, and no such request may be made less than six months after another request.

        (b)        The Company, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), but without the consent of any other Lenders, may designate one or more other banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders; for greater certainty, no existing Lender shall have any obligation to increase its applicable Revolving Credit Commitment) which at the time agree in the case of any such bank or other financial institution that is an existing Lender to increase its applicable Revolving Credit Commitment and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement. The sum of the increases in the Revolving Credit Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Credit Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the Commitment Increase.

        (c)        An increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 1.15 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by all of the Borrowers, by each Additional Lender and by each other Lender whose Revolving Credit Commitment is to be increased, setting forth the new Revolving Credit Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of each Borrower with respect to the Commitment Increase as the Administrative Agent may reasonably request, if any.

        (d)        Upon the effectiveness of any increase in the aggregate amount of the Revolving Credit Commitments pursuant to this Section 1.15, the Revolving Credit Commitment amounts set forth on Schedule 1 shall be deemed amended reflecting the increases of the Revolving Credit Commitments of existing Lenders and the addition of the new Revolving Credit Commitments of the Additional Lenders (if any). Concurrently with the effectiveness of such increase and any additional extension of credit in connection therewith, each Lender shall fund its Revolver Percentage of the outstanding Revolving Loans and overdue Reimbursement Obligations, if any, to the Administrative Agent so that after giving effect thereto each Lender, including the Additional Lenders (if any), holds its Revolver Percentage of the outstanding Revolving Loans and Reimbursement Obligations, and the Company shall pay to each Lender all amounts due under Section 1.12 hereof as a result of any prepayment of any outstanding Eurocurrency Loans resulting from any Lender’s funding of Revolving Loans previously funded by other Lenders.

        Section 1.16.       Appointment of Company as Agent for Subsidiary Borrowers. Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent hereunder to make requests on such Subsidiary Borrower’s behalf under Section 1 hereof for Borrowings, to request on such Subsidiary Borrower’s behalf Letters of Credit and to execute all Applications therefor, and to take any other action contemplated by the Loan Documents with respect to the credit extended hereunder to such Subsidiary Borrower.

SECTION 2.     FEES.

        Section 2.1.       Fees. (a) Revolving Credit Commitment Fee. The Company shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

        (b)       Letter of Credit Fees. On the date of issuance or extension (including, without limitation, any automatic extension pursuant to an evergreen provision), or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Applicant Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Company shall pay or cause the Applicant Borrowers to pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Applicant Borrowers shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

        (c)       Administrative Agent Fees. The Company shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Company in a letter dated September 12, 2006, or as otherwise agreed to in writing between them.

SECTION 3.     PLACE AND APPLICATION OF PAYMENTS.

        Section 3.1.       Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the applicable Borrower to the Administrative Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to such Borrower) or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment to such office as the Administrative Agent has previously specified in a notice to the applicable Borrower for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that a Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, (x) if such scheduled payment was to be made in U.S. Dollars, the Federal Funds Rate for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the rate established by Section 1.9(c)(iii) hereof for Eurocurrency Loans denominated in such currency and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, (x) if such scheduled payment was to be made in U.S. Dollars, the Base Rate in effect for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the rate per annum established by Section 1.9(c) hereof for Eurocurrency Loans denominated in such currency.

        Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.8(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses of a character which the Borrowers or any of them have agreed to pay the Administrative Agent under Section 13.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) finally, to the Borrowers or whoever else may be lawfully entitled thereto.

        Section 3.2.       Account Debit. Each Borrower hereby irrevocably authorizes the Administrative Agent to charge any of such Borrower’s deposit accounts maintained with the Administrative Agent for the amounts from time to time necessary to pay any then due Obligations; provided thateach Borrower acknowledges and agrees that the Administrative Agent shall not be under an obligation to do so and the Administrative Agent shall not incur any liability to any Borrower or any other Person for the Administrative Agent’s failure to do so.

SECTION 4.     GUARANTIES AND COLLATERAL.

        Section 4.1.       Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by the Company (with respect to such Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability with respect to which it is not the principal obligor), and by each direct and indirect Subsidiary of the Company and of each other Borrower other than any SPE (each of such Persons individually a “Guarantor”and collectively the “Guarantors”) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”); provided, however, that neither a Foreign Subsidiary nor a Dormant Subsidiary (as defined in the Security Agreement) shall be required to be a Guarantor hereunder.

        Section 4.2.       Collateral. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Company in and to all the issued and outstanding equity interests of the Subsidiary Borrowers owned by the Company pursuant to one or more Pledge Agreements. The Company acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Pledge Agreements from the Company, each in form and substance satisfactory to the Administrative Agent.

        Section 4.3.       Further Assurances. The Company agrees that it shall, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event the Company forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 above, the Company shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty, and the Company shall also deliver to the Administrative Agent at the Company’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

SECTION 5.     DEFINITIONS; INTERPRETATION.

        Section 5.1.       Definitions. The following terms when used herein shall have the following meanings:

        “Acquired Business” means the entity or assets acquired by the Company or a Subsidiary in an Acquisition, whether before or after the date hereof.

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

        “Adjusted LIBOR” is defined in Section 1.3(b) hereof.

        “Administrative Agent” means Bank of Montreal and any successor pursuant to Section 11.7 hereof.

        “Administrative Agent’s Quoted Rate” is defined in Section 1.14(c) hereof.

        “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

        “Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

        “Alternative Currency” means either euros or Canadian dollars, in each case for so long as such currency is readily available to all the Lenders and is freely transferable and freely convertible to U.S. Dollars and the Dow Jones Telerate Service or Reuters Monitor Money Rates Service (or any successor to either) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Lender provides written notice to the Company (with a copy to the Administrative Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

        “Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

LEVEL	TOTAL CAPITALIZATION RATIO FOR SUCH PRICING DATE	APPLICABLE MARGIN FOR BASE RATE LOANS AND REIMBURSEMENT OBLIGATIONS SHALL BE:	APPLICABLE MARGIN FOR EUROCURRENCY LOANS AND LETTER OF CREDIT FEE SHALL BE:	APPLICABLE MARGIN FOR COMMITMENT FEE SHALL BE:
IV	Greater than 0.40 to	-0.125%	1.375	0.25
	1.0
III	Less than or equal to	-0.625%	1.125	0.20
	0.40 to 1.0, but
	greater than 0.30 to
	1.0
II	Less than or equal to	-0.875%	0.875	0.15
	0.30 to 1.0, but
	greater than 0.20 to
	1.0
I	Less than or equal to	-1.125%	0.625	0.125
	0.20 to 1.0

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Company ending on or after September 30, 2006, the date on which the Administrative Agent is in receipt of the Company’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof, it being understood that the first Pricing Date shall be the date on which the Administrative Agent is in receipt of the Company’s financial statements for the fiscal quarter ended September 30, 2006. The Applicable Margin shall be established based on the Total Capitalization Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Company has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level IV shall apply). If the Company subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders if reasonably determined.

        “Applicant Borrower” is defined in Section 1.2(b) hereof.

        “Application” is defined in Section 1.2(b) hereof.

        “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12 hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

        “Authorized Representative” means those persons shown on the list of officers provided by the Borrowers pursuant to Section 7.2 hereof or on any update of any such list provided by any Borrower to the Administrative Agent, or any further or different officers of any Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

        “Base Rate” is defined in Section 1.3(a) hereof.

        “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.3(a) hereof.

        “Borrowers” is defined in the introductory paragraph of this Agreement, any one of the Borrowers is sometimes herein referred to individually as a “Borrower”.

        “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurocurrency Loans, for a single Interest Period. Borrowings of Loans (other than Swing Loans) are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the applicable Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.5 hereof. Borrowings of Swing Loans are advanced by the Administrative Agent in accordance with the procedures set forth in Section 1.14 hereof.

        “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurocurrency Loan, on which banks are dealing in U.S. Dollar deposits in the interbank Eurocurrency market in London, England and Nassau, Bahamas and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if such Alternative Currency is the euro, which is a TARGET Settlement Day.

        “Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

        “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

        “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

        “Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 30% or more of the outstanding capital stock or other equity interests of the Company on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Company on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company, or (c) the occurrence of any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of the Company or any of its Subsidiaries.

        “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

        “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        “Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

        “Collateral Account” is defined in Section 9.4 hereof.

        “Collateral Documents” means the Pledge Agreement and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

        “Commitments” means the Revolving Credit Commitments.

        “Company” is defined in the introductory paragraph of this Agreement.

        “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

        “Credit” means either of the Revolving Credit or the Swing Line.

        “Credit Event” means the advancing of any Loan or the issuance of, extension of the expiration date of, or increase in the amount of, any Letter of Credit.

        “Dealer” means any dealer in goods manufactured, distributed or sold by the Borrower or any Subsidiary for resale or lease by such dealer.

        “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        “Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), (b), (c), (d), (e) and (f) hereof.

        “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

        “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period and (d) extraordinary losses for such period, minus (e) all amounts included within Net Income in respect of extraordinary gains for such period. To the extent that any Permitted Acquisition or any Disposition of a Subsidiary or other significant business unit occurs during any such period for which EBITDA is to be determined hereunder, EBITDA shall (x) include, with respect to any such Permitted Acquisition, EBITDA of the Acquired Business which is the subject of such Permitted Acquisition (to the extent not subsequently sold or otherwise disposed of during such period), determined as if such Permitted Acquisition had occurred on the first day of such period, all as calculated by the Company and reasonably satisfactory to the Administrative Agent, and (y) exclude, with respect to any such Disposition, EBITDA of the Subsidiary or significant business unit which is the subject of such Disposition, determined as if such Disposition had occurred on the first day of such period.

        “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrowers or any Guarantor or any of the Borrowers’ or such Guarantor’s Affiliates or Subsidiaries or (b) any Person which is known to be a direct competitor of the Company in its primary manufacturing and distribution lines of business or an Affiliate of any such competitor.

        “Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Company or any of its Subsidiaries or any business reasonably related thereto.

        “Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

        “Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

        “Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 1.3(b) hereof.

        “Eurocurrency Reserve Percentage” is defined in Section 1.3(b) hereof.

        “Event of Default” means any event or condition identified as such in Section 9.1 hereof.

        “Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

        “Excess Securitization Transaction Indebtedness” means, at any time, the principal amount of all Securitization Transaction Indebtedness in excess of $20,000,000 outstanding at such time.

        “Existing Agreement” means that certain Credit Agreement dated as of June 3, 2005, among the Company, the Subsidiary Borrowers, the Guarantors, the Lenders and Harris N.A., as Administrative Agent, as amended.

        “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.3(a) hereof.

        “Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “Funds Transfer and Deposit Account Liability” means the liability of the Company or any Subsidiary owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Company and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Company or any Subsidiary by any of such Lenders or their Affiliates.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Guarantor” and “Guarantors” each is defined in Section 4.1 hereof.

        “Guaranty” and “Guaranties” each is defined in Section 4.1 hereof.

        “Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

        “Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

        “Hedging Liability” means the liability of the Company or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Company or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

        “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

        “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances (included at the full stated or face amount thereof, whether or not drawn or matured, as the case may be) and other extensions of credit whether or not representing obligations for borrowed money and (f) all Securitization Transaction Indebtedness.

        “Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters then ended to Interest Expense for such period, provided that, to the extent that EBITDA for such period is adjusted to account for any Acquisition or Disposition as described in the definition of “EBITDA” herein, Interest Expense for such period shall also be adjusted to reflect such Acquisition or Disposition on a pro forma basis in a manner reasonably acceptable to the Administrative Agent.

        “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        “Interest Period” is defined in Section 1.6 hereof.

        “L/C Issuer” means the Administrative Agent, any Affiliate of the Administrative Agent, or any other Lender requested by the Company (with the consent of such Lender) and approved by the Administrative Agent in its sole discretion with respect to any Letter of Credit.

        “L/C Obligations” means the U.S. Dollar Equivalent of the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

        “L/C Sublimit” means $25,000,000, as reduced pursuant to the terms hereof.

        “Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

        “Lenders” means and includes BMO Capital Markets Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof.

        “Lending Office” is defined in Section 10.4 hereof.

        “Letter of Credit” is defined in Section 1.2(a) hereof.

        “LIBOR” is defined in Section 1.3(b) hereof.

        “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

        “Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise, each of which is a “type” of Loan hereunder.

        “Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

        “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

        “Moody’s” means Moody’s Investors Service, Inc.

        “Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

        “Net Income” means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) except to the extent otherwise specifically provided in the definition of “EBITDA” herein when Net Income is used as a component of EBITDA for the purposes of calculations under this Agreement, the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Company or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has a equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries during such period.

        “Net Worth” means, for any Person and at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP.

        “Notes” means and includes the Revolving Notes and the Swing Notes.

        “Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrowers or any of the Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

        “Original Dollar Amount” means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the day it is advanced or continued for an Interest Period.

        “Participating Interest” is defined in Section 1.2(d) hereof.

        “Participating Lender” is defined in Section 1.2(d) hereof.

        “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

        “Percentage” means for any Lender its Revolver Percentage.

        “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions (or, in the case of any Acquisition with respect to which the Total Consideration for the Acquired Business is less than $5,000,000, each of conditions (a), (b), (d), (f) and (g)) shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the financial statements of the Acquired Business shall have been audited by one of the “Big Four” accounting firms or by another independent accounting firm of national or regional repute or otherwise reasonably satisfactory to the Administrative Agent, or if such financial statements have not been audited by such an accounting firm, such financial statements shall be in a form reasonably satisfactory to the Administrative Agent;

(d) the Total Consideration for the Acquired Business, when taken together with the Total Consideration for all Acquired Businesses acquired during the immediately preceding 12-month period, does not exceed $30,000,000 in the aggregate;

(e) the Company shall have notified the Administrative Agent and Lenders not less than 30 days prior to any such Acquisition and furnished to the Administrative Agent and Lenders at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and historical financial information with respect to the Acquired Business reasonably satisfactory to the Administrative Agent, together with covenant compliance calculations reasonably satisfactory to the Administrative Agent showing pro forma compliance with the financial covenants set forth in Section 8.21(a), (b) and (c) hereof after giving effect to such Acquisition;

(f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Company shall have complied with the requirements of Section 4 hereof in connection therewith; and

(g) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.21 hereof on a pro forma basis.

        “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

        “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        “Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof by and between the Company and the Administrative Agent, as the same may be amended, modified, restated or supplemented from time to time.

        “Premises” means the real property owned or leased by the Company or any Subsidiary.

        “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

        “Qualified Securitization Transaction” means any transaction or series of transactions, whether structured as a sale or as a secured loan, that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any installment sale contracts, installment promissory notes, security agreements and rights related thereto, provided that the installment sale contracts, installment promissory notes, security agreements and related rights and assets transferred in such transaction or series of transactions arise from sales or financing of inventory or finished goods directly to retail customers or to Dealers for lease (but not sale) directly to retail customers (and excluding, in any event, all Wholesale Receivables) and may include, without limitation, installment sale contracts, installment promissory notes and security agreements repurchased from third-party creditors.

        “RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

        “Receivables” means all rights to the payment of a monetary obligation, whether or not earned by performance, and whether evidenced by an account, chattel paper, instrument, payment intangible, or otherwise.

        “Reimbursement Obligation” is defined in Section 1.2(c) hereof.

        “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

        “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section  4043(a) of ERISA or Section 412(d) of the Code.

        “Required Lenders” means, as of the date of determination thereof, (a) Lenders whose Commitments constitute more than 50% of the aggregate Commitments of the Lenders or, (b) if the Commitments have expired or been terminated, Lenders whose interests in Loans and L/C Obligations constitute more than 50% of the aggregate outstanding Loans and aggregate L/C Obligations, provided that for the purposes of clause (b) of this definition, each Lender shall be deemed to own a percentage interest in outstanding Swing Loans equal to its Revolver Percentage.

        “Revaluation Date” means, with respect to any Letter of Credit denominated in an Alternative Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last day of each calendar month, and (d) each additional date as the Administrative Agent or the Required Lenders shall specify.

        “Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

        “Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.

        “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of any Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments of the Lenders aggregate $125,000,000 on the date hereof.

        “Revolving Credit Termination Date” means ____________, 2011, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.12, 9.2 or 9.3 hereof.

        “Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Revolving Loan hereunder.

        “Revolving Note” is defined in Section 1.10 hereof.

        “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

        “Securitization Transaction Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Securitization Transaction which is required to be shown as indebtedness on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

        “SPE” means a Person which is a special purpose entity wholly or partially owned by the Company or any Subsidiary and which is a party to any Qualified Securitization Transaction, substantially all of the assets of which are assets transferred to such Person as a part of or in connection with such Qualified Securitization Transaction and which conducts no business or activity other than its participation in such Qualified Securitization Transaction.

        “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Company or of any of its direct or indirect Subsidiaries.

        “Subsidiary Borrower” is defined in the introductory paragraph of this Agreement.

        “Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.14 hereof.

        “Swing Line Lender” means BMO Capital Markets Financing, Inc., in its capacity as provider of Swing Loans, or any successor Administrative Agent hereunder.

        “Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.

        “Swing Loan” and “Swing Loans” each is defined in Section 1.14 hereof.

        “Swing Note” is defined in Section 1.10 hereof.

        “Tangible Net Worth” means Net Worth less the sum of (a) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (b) the write-up of assets above cost as a result of a revaluation thereof.

        “TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

        “Total Capitalization Ratio” means, at any time the same is to be determined, the ratio of (a) Total Funded Debt to (b) the sum of (i) Total Funded Debt and (ii) Net Worth.

        “Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Company or its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of indebtedness assumed in connection with such Acquisition.

        “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such time, but excluding all Securitization Transaction Indebtedness other than Excess Securitization Transaction Indebtedness, (b) the amount of recourse, as reasonably determined by the Administrative Agent, to the Company or any Subsidiary (other than an SPE) with respect to the assets transferred in any Qualified Securitization Transaction entered into after the Closing Date other than that portion of any such recourse reasonably attributable to a portion of such Qualified Securitization Transaction with respect to which the obligations of the Company and its Subsidiaries constitute Excess Securitization Transaction Indebtedness, (c) all indebtedness, obligations and liabilities of the Company and its Subsidiaries at such time in connection with the amount of obligations outstanding under any legal document entered into as part of any Wholesale Receivables Securitization Transaction whether or not such indebtedness, obligations or liabilities are required to be shown as indebtedness on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, and (d) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

        “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        “Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the sum of the aggregate Original Dollar Amount of Revolving Loans and U.S. Dollar Equivalent of all L/C Obligations then outstanding, it being understood that Swing Loans outstanding from time to time shall not be deemed to reduce the Unused Revolving Credit Commitments for purposes of computing the commitment fee under Section 2.1(a) hereof.

        “U.S. Dollar Equivalent” means (a) the amount of any Obligation or Letter of Credit denominated in U.S. Dollars, (b) in relation to any Obligation or Letter of Credit denominated in an Alternative Currency, the amount of U.S. Dollars which would be realized by converting such Alternative Currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior (i) to the date on which a computation thereof is required to be made, and (ii) in the case of L/C Obligations, on any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

        “U.S. Dollars” and “$” each means the lawful currency of the United States of America.

        “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

        “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

        “Wholesale Receivables” means Receivables resulting from (i) transactions with Dealers (other than transactions consisting of sales or financing of inventory or finished goods to Dealers for rental directly to retail customers), including without limitation so-called “dealer floor plan” arrangements, or (ii) other wholesale transactions.

        “Wholesale Receivables Securitization Transaction” means any transaction or series of transactions, whether structured as a sale or as a secured loan, that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any Wholesale Receivable.

        “Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

        Section 5.2.       Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder”and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois,time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

        Section 5.3.       Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Company or the Required Lenders may by notice to the Lenders and the Company, respectively, require that the Lenders and the Company negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same as if such change had not been made. No delay by the Company or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Company shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6.     REPRESENTATIONS AND WARRANTIES.

        Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders as follows:

        Section 6.1.       Organization and Qualification. The Company is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Wisconsin, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

        Section 6.2.       Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

        Section 6.3. Authority and Validity of Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings and other requests for Credit Events, conversions and continuations of Loans and extensions of the term of Letters of Credit herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by it, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Company and the Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Persons enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Company or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Company or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Company or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

        Section 6.4.       Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans to refinance their existing indebtedness, for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

        Section 6.5.       Financial Reports.  The consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2006, and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the 6 months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

        Section 6.6.       No Material Adverse Change. Since December 31, 2005, there has been no Material Adverse Effect.

        Section 6.7.       Full Disclosure. The statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein, under the circumstances in which they were made, not misleading, the Administrative Agent and the Lenders acknowledging that as to any projections furnished to the Administrative Agent and the Lenders, the Borrowers only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.

        Section 6.8.       Trademarks, Franchises, and Licenses. The Company and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

        Section 6.9.       Governmental Authority and Licensing. The Company and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Company, threatened.

        Section 6.10.       Good Title. The Company and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8hereof.

        Section 6.11.       Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.12.       Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Company or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

        Section 6.13.       Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

        Section 6.14.       Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than (i) transactions with Wholly-owned Subsidiaries and (ii) transactions permitted pursuant to Section 8.9(i))on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

        Section 6.15.       Investment Company. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

        Section 6.16.       ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC other than for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA and other liabilities which are, to the extent required by GAAP, reflected on the financial statements of the Company described in Section 6.5 hereof and, with respect to periods ending after the Closing Date, the financial statements of the Company furnished pursuant to Section 8.5 hereof.

        Section 6.17.       Compliance with Laws. The Company and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 6.18.       Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

        Section 6.19.       Solvency. The Company and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

        Section 6.20.       No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Company hereby agrees to indemnify the Administrative Agent and the Lenders against, and agree that they will hold the Administrative Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

        Section 6.21.       No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7.     CONDITIONS PRECEDENT.

        The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

        Section 7.1.       All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documentsshall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent, the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

        Each request for a Borrowing hereunder and each request for the issuance of or increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Company and by the applicable Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (c), both inclusive, of this Section.

        Section 7.2.       Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrowers, the Guarantors and the Lenders;

(b) the Administrative Agent shall have received for each Lender requesting Notes, such Lender’s duly executed Notes of each Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

(c) the Administrative Agent shall have received the Pledge Agreement duly executed by the Company, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary Borrower, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each Subsidiary Borrower executed in blank and undated, and (iii) UCC financing statements to be filed against the Company as debtor, in favor of the Administrative Agent, as secured party;

(d) the Administrative Agent shall have received for each Lender copies of each Borrower’s and each other Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary and, in the case of articles of incorporation, by the secretary of state or comparable official of its state of incorporation;

(e) the Administrative Agent shall have received for each Lender copies of resolutions of each Borrower’s and each other Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the such Person’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(f) the Administrative Agent shall have received for each Lender copies of the certificates of good standing for each Borrower and each other Guarantor (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state of the state of its incorporation or organization;

(g) the Administrative Agent shall have received for each Lender a list of each Borrower’s Authorized Representatives;

(h) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof and the Administrative Agent shall have received payment of the costs and expenses described in Section 13.15(a) hereof, to the extent the Borrower has received an invoice for such costs and expenses;

(i) each Lender shall have received annual audited consolidated financial statements for fiscal year 2005 and forecasted consolidated annual projections for fiscal years 2006-2011;

(j) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Company and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 8.8 hereof;

(k) the Administrative Agent shall have received pay-off and lien release letters from Harris N.A. setting forth, among other things, the total amount of indebtedness outstanding and owing to it (or outstanding letters of credit issued for the account of the Company or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release its Liens on the assets of the Company and each Subsidiary, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(l) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to each Borrower and each other Guarantor, in form and substance satisfactory to the Administrative Agent; and

(m) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

        Section 7.3.       Existing Agreement. Each of the parties hereto (other than Bank of Montreal and BMO Capital Markets Financing, Inc.) is currently party to the Existing Agreement and, therefore, each of the parties hereby confirms and agrees that, notwithstanding anything contained herein to the contrary, upon satisfaction of the conditions precedent set forth in Section 7.2 above, each of the Loans outstanding under the Existing Agreement (other than those Loans owing to Harris N.A.) shall automatically, and without further action by any Person, become evidenced by the Notes payable to the applicable Lender and constitute Loans hereunder for the duration of the Interest Periods currently applicable to such Loans under the Existing Agreement, as if such Loans had originally been made under this Agreement.

SECTION 8.     COVENANTS.

        Each Borrower agrees that, so long as any credit is available to or in use by any Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

        Section 8.1.       Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

        Section 8.2.       Maintenance of Properties. The Company shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

        Section 8.3.       Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        Section 8.4.       Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

        Section 8.5.       Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Company and each Subsidiary as the Administrative Agent or such Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:

(a) as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Company (excluding the last fiscal quarter of each fiscal year), a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of the Company acceptable to the Administrative Agent;

(b) as soon as available, and in any event within 90 days after the last day of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP or another firm of independent public accountants of recognized national standing, selected by the Company and reasonablysatisfactory to the Administrative Agent and the Required Lenders, to the effect that the consolidatedfinancial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Company’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(d) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(e) as soon as available, and in any event within 90 days after the first day of each fiscal year of the Company, a copy of the Company’s consolidated business plan for such fiscal year, such business plan to show the Company’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarterbasis, such business plan to be in reasonable detail prepared by the Company and in form satisfactory to the Administrative Agent and the Required Lenders(which shall include a summary of all material assumptions made in preparing such business plan);

(f) notice of any Change of Control;

(g) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Company or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(h) with each of the financial statements furnished to the Lenders pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Company or another officer of the Company acceptable to the Administrative Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.21hereof.

        Section 8.6.       Inspection. The Company shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Administrative Agent and such Lenders the finances and affairs of the Company and its Subsidiaries) at such reasonable times and intervals as the Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Company.

        Section 8.7.       Borrowings and Guaranties. The Company shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any (i) Indebtedness for Borrowed Money, (ii) obligations with respect to interest rate, foreign currency or commodity swaps, exchanges, caps, collars, forwards, futures or option arrangements or like transactions, or (iii) obligations or liabilities under or with respect to any Qualified Securitization Transaction, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrowers and the Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding;

(c) obligations of the Company or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions for hedging purposes and not for purposes of speculation;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) intercompany advances from time to time owing by any Guarantor to the Company or another Subsidiary or by the Company to a Guarantor in the ordinary course of business;

(f) Securitization Transaction Indebtedness and other obligations and liabilities incurred as part of a Qualified Securitization Transaction, provided that the aggregate amount of recourse to the Company or any Subsidiary in connection with all Qualified Securitization Transactions other than those entered into prior to the Closing Date, as reasonably determined by the Administrative Agent (other than recourse solely to any Subsidiary which is an SPE), does not exceed $15,000,000 at any time;

(g) indebtedness, obligations and liabilities of the Company or any Subsidiary pursuant to a Wholesale Receivables Securitization Transaction; provided that all such indebtedness, obligations and liabilities shall be included in the calculation of Total Funded Debt for all purposes of this Agreement; and

(h) unsecured indebtedness of the Company and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $50,000,000 in the aggregate at any one time outstanding.

        Section 8.8.       Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

(d) Liens on equipment of the Company or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary;

(g) Liens incurred in connection with any transfer of an interest in or grant of a security interest in installment sale contracts, installment promissory notes, security agreements and related assets as part of a Qualified Securitization Transaction or Wholesale Receivables Securitization Transaction, provided that such Liens encumber only those assets and other rights transferred pursuant to the terms of such Qualified Securitization Transaction or Wholesale Receivables Securitization Transaction, as applicable; and

(h) Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

        Section 8.9.       Investments, Acquisitions, Loans and Advances. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in (i) certificates of deposit issued by any Lender, or any Affiliate of a Lender, or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less or (ii) Eurodollar time deposits placed with any Lender, or any Affiliate of a Lender, which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) the Company’s investments existing on the date of this Agreement in its Subsidiaries, and additional investments from time to time by the Company or any Subsidiary in any Guarantor;

(g) intercompany advances made from time to time by the Company or a Subsidiary to a Guarantor or by a Subsidiary to the Borrowers in the ordinary course of business;

(h) Permitted Acquisitions;

(i) investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or SPE created solely to engage in a Qualified Securitization Transaction or otherwise resulting from transfers of assets permitted by Section 8.10(f) to such a Subsidiary or SPE, provided that any such investments other than those consisting of assets transferred or encumbered in connection with such Qualified Securitization Transaction shall be in an amount reasonably acceptable to the Administrative Agent;

(j) investments comprised of capital contributions (whether in the form of cash, a note, or other assets) to a Subsidiary or SPE created solely to engage in a Wholesale Receivables Securitization Transaction or otherwise resulting from transfers of assets permitted by Section 8.10(g) to such a Subsidiary or SPE, provided that any such investments other than those consisting of assets transferred or encumbered in connection with such Wholesale Receivables Securitization Transaction shall be in an amount reasonably acceptable to the Administrative Agent; and

(k) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

        Section 8.10.       Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of the Company and the Guarantors to one another in the ordinary course of its business;

(c) so long as no Default or Event of Default exists or would result after giving effect to such transaction, the merger of any Subsidiary with and into the Company or any other Subsidiary, provided that, in the case of any merger involving the Company, the Company is the corporation surviving the merger, and in the case of any merger involving a Guarantor, the corporation surviving the merger is a Guarantor;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Company or its Subsidiaries, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) any transfer of an interest in installment sale contracts, installment promissory notes, security agreements and related assets in connection with a Qualified Securitization Transaction;

(g) any transfer of an interest in Wholesale Receivables and related assets in connection with any Wholesale Receivables Securitization Transaction; and

(h) so long as no Default or Event of Default exists or would result after giving effect to such transaction, the sale, transfer, lease or other disposition of Property of the Company or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Company and its Subsidiaries not more than $10,000,000 during any fiscal year of the Company.

        Section 8.11.       Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the Administrative Agent pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (c) the creation of, and any transaction relating to the equity interests in, any Subsidiary which is an SPE in connection with a Qualified Securitization Transaction, and (d) any transaction permitted by Section 8.10(c) above.

        Section 8.12.       Dividends and Certain Other Restricted Payments. The Company shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent (x) the making of dividends or distributions by any Subsidiary to the Company or a Guarantor or (y) any other dividend, distribution, purchase, redemption, retirement or acquisition of capital stock or other equity interests or any warrants, options or similar instruments to acquire the same so long as no Default or Event of Default exists as the time of such transaction or after giving effect thereto.

        Section 8.13.       ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Company shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty with respect to any Plan or in a material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

        Section 8.14.       Compliance with Laws. (a) The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

        (b)        Without limiting the agreements set forth in Section 8.14(a) above, the Company shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) within 10 Business Days notify the Administrative Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Company or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; and (iii) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning the Premises which the Company or any Subsidiary possesses.

        Section 8.15.       Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than (i) transactions with Wholly-owned Subsidiaries and (ii) transactions permitted pursuant to Section 8.9(i)) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

        Section 8.16.       No Changes in Fiscal Year. The fiscal year of the Company and its Subsidiaries ends on December 31 of each year; and the Company shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

        Section 8.17.       Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Company shall provide the Administrative Agent and the Lenders notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).

        Section 8.18.       Change in the Nature of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

        Section 8.19.       Use of Proceeds. The Company shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

        Section 8.20.       No Restrictions. Except as provided herein, the Company shall not, nor shall it permit any Subsidiary (other than an SPE) to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Company or any other Subsidiary, (b) pay any indebtedness owed to the Company or any other Subsidiary, (c) make loans or advances to the Company or any other Subsidiary, (d) transfer any of its Property to the Company or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on any of its assets (other than those of type described in the definition of “Qualified Securitization Transaction” or other assets subject to Liens permitted to exist in favor of parties other than the Administrative Agent, the Lenders and their Affiliates under Section 8.8 hereof) to the Administrative Agent.

        Section 8.21.       Financial Covenants. (a) Total Capitalization Ratio. The Company shall not permit the Total Capitalization Ratio to be greater than 0.50 to 1.0 at any time.

        (b)       TangibleNet Worth. The Company shall at all times maintain Consolidated Tangible Net Worth of the Company and its Subsidiaries in an amount not less than the sum of (x) $100,000,000, plus (y) 50% of cumulative Net Income of the Company and its Subsidiaries for each fiscal quarter commencing with the fiscal quarter ending June 30, 2005 (without deduction for losses), plus (z) 50% of the aggregate Net Cash Proceeds of equity issuances received by the Company and its Subsidiaries after the Closing Date.

        (c)       Interest Coverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall maintain an Interest Coverage Ratio of not less than 3.0 to 1.0.

        (d)       Capital Expenditures. The Company shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in excess of $20,000,000 in the aggregate during the fiscal year of the Company ending December 31, 2006, and $30,000,000 in the aggregate during any fiscal year of the Company thereafter; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result from such Capital Expenditure, any portion of the amount of Capital Expenditures permitted hereunder not expended during the fiscal year of the Company may be carried over for Capital Expenditures in the next following fiscal year of the Company but any amount so carried over may not be carried over for any subsequent fiscal year.

        (e)       Operating Leases. The Company shall not, nor shall it permit any Subsidiary to, create, incur or suffer to exist obligations for fixed rentals and other consideration payable by the Company and its Subsidiaries under Operating Leases in an aggregate amount in excess of $5,000,000 during any fiscal year of the Company.

SECTION 9.     EVENTS OF DEFAULT AND REMEDIES.

        Section 9.1.       Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of 5 Business Days or more in the payment when due of anyfee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16 or 8.21 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Administrative Agent;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or the Company or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary aggregating in excess of $5,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Company or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $5,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Company or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Company or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Company or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

        Section 9.2.       Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the applicable Applicant Borrowers immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and each Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by any Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require each applicable Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to any Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

        Section 9.3.       Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and each applicable Applicant Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Applicant Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by such Persons to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require each applicable Applicant Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

        Section 9.4.       Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.8(b) or under Section 9.2 or 9.3 above, the applicable Applicant Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

        (b)        All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent, and to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer and Deposit Account Liability). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Company, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from any Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that (i) if the Borrowers shall have made payment of all obligations referred to in subsection (a) above required under Section 1.8(b) hereof, at the request of the Company the Administrative Agent shall release to the Company amounts held in the Collateral Account so long as at the time of the release and after giving effect thereto no Default or Event of Default exists, and (ii) if the Borrowers shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3 hereof, so long as no Letters of Credit, Commitments, Loans or other Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability remain outstanding, at the request of the Company the Administrative Agent shall release to the Company any remaining amounts held in the Collateral Account.

        Section 9.5.       Notice of Default. The Administrative Agent shall give notice to the Company under Section 9.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

        Section 9.6.       Expenses. The Company agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Subsidiary as a debtor thereunder).

SECTION 10.     CHANGE IN CIRCUMSTANCES.

        Section 10.1.       Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurocurrency Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Company and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans. The applicable Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, such Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

        Section 10.2.       Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the interbank eurocurrency market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans for such Interest Period or (ii) that the making or funding of Eurocurrency Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans shall be suspended.

        Section 10.3.       Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurocurrency Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

        (b)        If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

        (c)        A certificate of a Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail (including an explanation of the basis for and the computation of such amount) shall be conclusive if reasonably determined. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        Section 10.4.       Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of any Borrower to such Lender under Section 10.3 hereof or to avoid the unavailability of Eurocurrency Loans under Section 10.2 hereof, so long as such designation is not otherwise disadvantageous to the Lender.

        Section 10.5.       Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11.     THE ADMINISTRATIVE AGENT.

        Section 11.1.       Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Bank of Montreal as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

        Section 11.2.       Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of any Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

        Section 11.3.       Action by Administrative Agent. If the Administrative Agent receives from any Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 9.2 and 9.5. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or a Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

        Section 11.4.       Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 11.5.       Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrowers or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrowers and the Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

        Section 11.6.       Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

        Section 11.7.       Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Company (which consent (x) shall not be unreasonably withheld and (y) shall not be required at any time when an Event of Default has occurred and is continuing). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of the Company (which consent (x) shall not be unreasonably withheld and (y) shall not be required at any time when an Event of Default has occurred and is continuing), which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

        Section 11.8.       L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 11, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

        Section 11.9.       Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 13.12 hereof, as the case may be, any Affiliate of such Lender with whom the Company or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

        Section 11.10.       Designation of Additional Agents. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

        Section 11.11.       Authorization to Release . The Administrative Agent is hereby irrevocably authorized by each of the Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 13.13 hereof).

        Section 11.12.       Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

SECTION 12.     THE GUARANTEES.

        Section 12.1.       The Guarantees. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Company and its Subsidiaries by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, each Subsidiary Borrower and each other Subsidiary party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and their Affiliates, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited to, the due and punctual payment of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by any Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability), provided that no Guarantor shall be understood to guaranty the payment of any obligations with respect to which it is the primary obligor. In case of failure by any Borrower or other obligor punctually to pay any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by such Borrower or such obligor.

        Section 12.2.       Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which any Borrower or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower or other obligor, regardless of what obligations of such Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against any Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

        Section 12.3.       Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by the Borrowers and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by any Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

        Section 12.4.       Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

        Section 12.5.       Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against any Borrower or other obligor, another guarantor, or any other Person.

        Section 12.6.       Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

        Section 12.7.       Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of any Borrower or any such other obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

        Section 12.8.       Benefit to Guarantors. The Borrowers and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

        Section 12.9.       Guarantor Covenants. Each Guarantor shall take such action as the Company or any other Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Company or any other Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.     MISCELLANEOUS.

        Section 13.1.       Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 13.1(b) hereof, each payment by any Borrower or any Guarantor under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the applicable Borrower or Guarantor is domiciled, any jurisdiction from which the applicable Borrower or Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the applicable Borrower or Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the applicable Borrower or Guarantor shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If any Borrower or Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

        (b)       U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Company in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Company or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent a certificate to the effect that it is such a United States person.

        (c)       Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 13.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Company and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

        Section 13.2.       No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        Section 13.3.       Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

        Section 13.4.       Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        Section 13.5.       Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        Section 13.6.       Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.11, 10.3, and 13.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

        Section 13.7.       Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

        Section 13.8.       Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Company given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to any Borrower or any Guarantor (it being understood that notices for any Borrower or Guarantor shall be directed to the Company as shown below) to:

Gehl Company 143 Water Street West Bend, Wisconsin 53095 Attention: Mr. James J. Monnat Telephone: (262) 338-7518 Telecopy: (262) 338-7517

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

        Section 13.9.       Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 13.10.       Successors and Assigns. This Agreement shall be binding upon the Borrowers and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder of any of the Obligations. No Borrower or Guarantor may assign any of its rights or obligations under any Loan Document without the written consent of all of the Lenders.

        Section 13.11.       Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof. The Borrowers authorize each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to any Borrower or any Subsidiary, subject to an undertaking by such participant or prospective participant to comply with the provisions of Section 13.25 hereof. Unless otherwise agreed to by the Company, no such participation shall be granted to a Person which is known to the Lender granting such participation to be a direct competitor of the Company in its primary manufacturing and distribution lines of business or an Affiliate of any such direct competitor.

        Section 13.12.       Assignments. (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

        (i)       Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

        (ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

        (iii)       Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(a)(i)(B) and, in addition:

(a) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Defaulthas occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(c) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

        (iv)       Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

        (v)       No Assignment to Borrowers. No such assignment shall be made to the Borrowers or any of their Affiliates or Subsidiaries.

        (vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11 hereof.

        (b)       Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        (c)        Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

        Section 13.13.       Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent or such L/C Issuer, as applicable; provided that:

(i) no amendment or waiver pursuant to this Section 13.13 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

(ii) no amendment or waiver pursuant to this Section 13.13 shall, unless signed by each Lender, extend the Revolving Credit Termination Date, change the definition of Required Lenders, change the provisions of this Section 13.13, release any material guarantor or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

(iii) no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

        Section 13.14.       Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

        Section 13.15.       Costs and Expenses; Indemnification. (a) The Company agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches. The Company further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Company, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Company under this Section shall survive the termination of this Agreement.

        (b)        The Company unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of Administrative Agent and the Lenders directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

        Section 13.16.       Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by each Borrower and each Guarantor at any time or from time to time, without notice to any Borrower or Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all funds on deposit in the deposit accounts specifically pledged to the Administrative Agent as Collateral pursuant to the Security Agreement, against and on account of the Obligations of any Borrower or Guarantor to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

        Section 13.17.       Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

        Section 13.18.       Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

        Section 13.19.       Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

        Section 13.20.       Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the applicable Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on such Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

        Section 13.21.       Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Company has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

        Section 13.22.       Each Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

        Section 13.23.       Submission to Jurisdiction; Waiver of Jury Trial. The Borrowers and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWERS, THE GUARANTORS, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        Section 13.24.       USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

        Section 13.25.        Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Company, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis from a source other than a Borrower or Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j).

        For purposes of this Section, “Information” means all information received from the Company or any of the Subsidiaries relating to the Company or any of the Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or such Subsidiary, provided that, in the case of information received from the Company or a Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.

        Section 13.26.       Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of each Borrower and each Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the applicable Borrower or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 13.7 hereof, such Person agrees to remit such excess to the Borrower.

[SIGNATURE PAGES TO FOLLOW]

        This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“COMPANY”, “BORROWER” AND “GUARANTOR”
GEHL COMPANY
By: /s/ James J. Monnat
Name: James J. Monnat
Title: Treasurer
“SUBSIDIARY BORROWERS” AND “GUARANTORS”
COMPACT EQUIPMENT ATTACHMENTS INC.
By: /s/ Thomas M. Rettler
Name: Thomas M. Rettler
Title: Vice President and Treasurer
GEHL POWER PRODUCTS, INC.
By: /s/ Thomas M. Rettler
Name: Thomas M. Rettler
Title: Vice President and Treasurer
MUSTANG MANUFACTURING COMPANY, INC.
By: /s/ Thomas M. Rettler
Name: Thomas M. Rettler
Title: Vice President and Treasurer

“LENDERS”
BANK OF MONTREAL, in its individual capacity
as a L/C Issuer, and as Administrative Agent
By /s/ Danjuma G. Gibson
Name Danjuma G. Gibson
Title Vice President
BMO CAPITAL MARKETS FINANCING, INC., as
Swing Line Lender and a Lender
By /s/ Danjuma G. Gibson
Name Danjuma G. Gibson
Title Vice President
Address:
111 West Monroe Street, 10th Floor
Chicago, Illinois 60603
Attention: Danjuma Gibson
Telecopy: (312) 293-5068
Telephone: (312) 461-7100

JPMORGAN CHASE BANK, N.A.
By /s/ Stephen L. Mayer
Name Stephen L. Mayer
Title Vice President
Address:
20975 Swenson Drive, Suite 110
Waukesha, Wisconsin 53186
Attention: Stephen Mayer
Telecopy: (262) 717-7539
Telephone: (262) 798-7810

LASALLE BANK NATIONAL ASSOCIATION
By /s/ Jeff Janza
Name Jeff Janza
Title First Vice President
Address:
411 E. Wisconsin Avenue, Suite 2300
Milwaukee, Wisconsin 53202
Attention: Jeff Janza, CFA
Telecopy: (414) 224-0071
Telephone: (414) 224-0394

WELLS FARGO BANK, NATIONAL ASSOCIATION
By /s/ Paul J. Hennessy
Name Paul J. Hennessy
Title Vice President
Address:
100 E. Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202
Attention: Paul Hennessy
Telecopy: (414) 224-7410
Telephone: (414) 224-7405

M & I MARSHALL & ILSLEY BANK
By /s/ Ronald J. Carey
Name Ronald J. Carey
Title Vice President
By /s/ James R. Miller
Name James R. Miller
Title Senior Vice President
Address:
770 North Water Street, NW-18
Milwaukee, Wisconsin 53202
Attention: Ronald Carey
Telecopy: (414) 765-7625
Telephone: (414) 765-7439